New York Community Bancorp, Inc. Reports Third Quarter 2018 Diluted Earnings Per Common Share of $0.20 as Growth and Expense Reductions Continue

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE AND AUTHORIZES $300 MILLION COMMON SHARE REPURCHASE PROGRAM

WESTBURY, N.Y., Oct. 24, 2018 /PRNewswire/ --

Third Quarter 2018 Summary
  Earnings:
    Net income was $106.8 million, relatively unchanged compared to $107.4 million for June 30, 2018.
    Net income available to common shareholders was $98.6 million, also relatively unchanged compared to $99.1 million for June 30, 2018.
    Non-interest expenses declined $27.8 million, or 17% to $134.4 million versus the prior year's quarter; on a year-to-date basis they declined $81.3 million, or 16%.
    The efficiency ratio was a solid 49.35%.
    Return on average assets was 0.84% compared to 0.87% in the previous quarter and return on average common stockholders' equity was 6.26% versus 6.31% at June 30, 2018. (1)
    Return on average tangible assets was 0.89% compared to 0.91% in the prior quarter and return on average tangible common stockholders' equity was 10.20% compared to 10.30% at June 30, 2018. (1) (2)

  Balance Sheet:
    Loans held for investment totaled $39.8 billion up $1.5 billion or 5% annualized.
    Total multi-family loans also grew $1.5 billion or 7% on an annualized basis.
    Total commercial and industrial loans, led by our specialty finance business, increased $287 million or 19% on an annualized basis.
    Total deposits increased $1.2 billion or 6% on an annualized basis, including growth of $763 million or 10% annualized during the current quarter.

  Net Interest Margin:
    The net interest margin declined 17 basis points to 2.16% compared to second quarter 2018.
    Excluding prepayments, the net interest margin was 2.08%, down 11 basis points compared to the prior quarter.
    Prepayment income added eight basis points to the net interest margin this quarter compared to 14 basis points in the prior quarter.

  Pristine Asset Quality:
    Non-performing assets declined 4% to $67.8 million or 0.13% of total assets on a linked-quarter basis.
    Non-performing loans declined 4% to $54.1 million or 0.14% of total loans on a linked-quarter basis.
    Net charge-offs totaled $2.2 million or 0.01% of average loans.
    The allowance for loan losses represented 295.3% of non-performing loans.

  Capital Position at September 30, 2018:
    Common Equity Tier 1 Capital Ratio was 11.07%.
    Tier 1 Risk-Based Capital Ratio was 12.47%.
    Total Risk-Based Capital Ratio was 13.89%.
    Leverage Capital Ratio was 9.26%.

  Recent Developments:
    Received final regulatory approval to merge subsidiary banks; expect closing to occur in the fourth quarter.
    Board of Directors approves a $300 million common share repurchase program.

(1)

Return on average assets and on average tangible assets are calculated using net income. Return on average common stockholders' equity and on average tangible common stockholders' equity are calculated using net income available to common shareholders.

(2)

"Tangible assets" and "tangible common stockholders' equity" are non-GAAP financial measures. See the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 8 of this release.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended September 30, 2018 of $106.8 million, down modestly from the $107.4 million reported for the three months ended June 30, 2018, and down 3.3% from the $110.5 million reported for the three months ended September 30, 2017.

Net income available to common shareholders was $98.6 million, also down modestly from the $99.1 million reported for the three months ended June 30, 2018 and down 3.6% from the $102.3 million reported for the three months ended September 30, 2017.

Net income and net income available to common shareholders for the three months ended September 30, 2017 included an $82.0 million pre-tax gain on the sale of covered loans and our mortgage banking operations, as well as a $44.6 million provision for loan losses largely due to taxi medallion-related loans.

Diluted earnings per common share ("EPS") for the three months ended September 30, 2018 were $0.20, unchanged from the prior quarter and as compared to $0.21 for the three months ended September 30, 2017.

Commenting on the Company's third quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, "Despite what traditionally is a seasonally slow quarter, the Company turned in a respectable performance during the third quarter, reflecting a continuation of our three-prong strategy to increase earnings: growing our loan portfolio at higher interest rates, redeploying our excess liquidity into higher yielding assets, and significantly reducing our operating expenses, while keeping a sharp eye on asset quality.

"Our loan portfolio, driven by our core multi-family loan product, continued to grow during the third quarter. Total loans held for investment grew 5% on an annualized basis to $39.8 billion. Since the beginning of 2018, we have grown our loan portfolio by $1.5 billion, with most of this growth occurring over the past two quarters, in response to the SIFI threshold being raised to $250 billion in late May. The growth in loans helped drive our assets higher. Total assets at September 30, 2018 were $51.2 billion, up over $2.0 billion since the beginning of the year.

"While our loans continued to grow, we have not sacrificed our underwriting standards and our asset quality metrics remain pristine. Non-performing assets declined again this quarter, as did net charge-offs. In fact, we did not have any charge-offs in our core multi-family, commercial real estate, and commercial & industrial loan portfolios during the quarter.

"We also continued our reinvestment strategy during the current quarter, redeploying a portion of our excess cash position into higher yielding assets, primarily investment securities. We expect to continue to redeploy excess cash during the fourth quarter.

"Additionally, we remained diligent on our expense controls as operating expenses declined again during the third quarter. So far during the first nine months of the year, non-interest expenses declined $81.3 million or 16% compared to the first nine months of 2017. We remain on track to meet our expense reduction goals for 2018.

"Also on October 1st, we received final regulatory approval to merge our commercial bank subsidiary, New York Commercial Bank with and into our primary banking subsidiary, New York Community Bank. This merger will result in additional organizational and capital flexibility, as well as certain operational efficiencies, and is expected to close in the fourth quarter of 2018.

"Finally, we are pleased to receive regulatory approval and Board authorization for our share repurchase program. The program, which is in line with our capital planning, is expected to be immediately accretive to EPS, allows us to take advantage of current market conditions, and will accelerate our internal capital generation."

Board of Directors Declares $0.17 per Common Share Dividend and Authorizes $300 Million Common Share Repurchase Program
Reflecting our earnings and our capital position, the Board of Directors yesterday declared a quarterly cash dividend on the Company's common stock of $0.17 per share. The dividend is payable on November 20, 2018 to common shareholders of record as of November 6, 2018, and represents a dividend yield of 7.2% based on yesterday's closing price.

Also yesterday, the Board of Directors approved the repurchase of $300 million of the Company's outstanding common shares. Purchases will be made from time to time in open market transactions.

BALANCE SHEET SUMMARY

Total assets for the quarter ended September 30, 2018 were $51.2 billion, up just over $2.0 billion or 4% from the year ended December 31, 2017 and up $777.5 million or 6% annualized from the quarter ended June 30, 2018. This quarter's asset growth was primarily due to loan growth combined with growth in the securities portfolio. This growth was funded mainly by deposits and to a lesser extent wholesale borrowings.

While the third quarter of the year traditionally is our slowest for loan growth, we still had very good growth and are on target for mid-single digit growth in 2018. Total loans held for investment rose $1.5 billion or 5% from December 31, 2017 to $39.8 billion and rose $390 million compared to the balance at June 30, 2018.

In addition to solid loan growth this quarter, we also grew our securities portfolio, as we continued to reinvest our excess cash position. Accordingly, the balance of available-for-sale securities increased $641 million to $4.8 billion compared to June 30, 2018 and by $1.2 billion compared to December 31, 2017. Total securities as a percentage of total assets increased to 9.4% during the current third quarter compared to 8.2% at the prior quarter-end and 7.2% at year-end 2017.

Our growth during this quarter was funded primarily through deposits. Total deposits rose $1.2 billion, or 6% annualized to $30.3 billion compared to the level at December 31, 2017 and $763 million or 10% annualized compared to the level at June 30, 2018. Wholesale borrowings of $13.5 billion rose $927 million or 10% annualized compared to the balance at December 31, 2017 and increased $47 million or 1% annualized compared to the balance at June 30, 2018.

Loans

Loans held for investment, net totaled $39.7 billion at September 30, 2018, a $1.4 billion or 5% annualized increase from December 31, 2017, and an increase of $391 million from June 30, 2018.

The Company's overall loan growth was driven by growth in our multi-family and commercial and industrial ("C&I") loan portfolios. Multi-family loans grew to $29.6 billion in the current third quarter. This represents annualized growth of $1.5 billion or 7%, compared to December 31, 2017.

C&I loans, which are primarily specialty finance related-loans, increased $287 million or 19% annualized to $2.3 billion compared to the balance at December 31, 2017.

Conversely, the commercial real estate ("CRE") loan portfolio declined both on a linked-quarter and year-to-date basis, due to payoffs and scheduled maturities. CRE loans declined $289 million, or 5% annualized to $7.0 billion compared to year-end 2017.

Originations
Reflecting typical third quarter seasonality, loans originated for investment were $2.5 billion. For the nine months ended September 30, 2018, loans originated for investment were up 36% to $7.9 billion compared to the nine-months ended September 30, 2017 with multi-family originations increasing 60%, specialty finance up 13%, and CRE up 6%.

Pipeline
The current loan pipeline stands at $1.3 billion. This includes $800 million in multi-family loans, $163 million in CRE loans, and $316 million in specialty finance loans.

Funding

Deposits
Total deposits increased $1.2 billion or 6% annualized on a year-to-date basis and $763 million or 10% annualized, sequentially to $30.3 billion. Deposit growth was driven in large part through certificates of deposit ("CDs") and to a lesser extent, through non-interest-bearing accounts.

On a year-to-date basis, CDs rose $2.8 billion or 43% annualized and on a linked-quarter basis, CDs grew $1.1 billion, also 43% annualized. Non-interest-bearing accounts increased $211 million, or 12% on a year-to-date annualized basis and $25 million, or 4% annualized on a linked-quarter basis.

Borrowed Funds
Total borrowed funds were $13.8 billion at September 30, 2018, up $927 million, or 10% annualized compared to year-end 2017 and up $47 million, or 1% annualized compared to second quarter 2018. The entire increase was due to higher wholesale borrowings, consisting primarily of Federal Home Loan Bank of New York borrowings.

Asset Quality

Total non-performing assets ("NPAs") declined $3 million, or 4% to $67.8 million, or 0.13% of total assets at September 30, 2018 compared to $70.7 million, or 0.14% of total assets at June 30, 2018. NPAs were down $17 million, or 20% compared to $84.7 million, or 0.17% of total assets at September 30, 2017.

Non-performing loans ("NPLs") were $54.1 million at September 30, 2018, down 4% sequentially and 22% year-over-year. For the current third quarter, NPLs represented 0.14% of total loans, unchanged from the prior quarter, and 0.18% of total loans in the year-ago quarter. The majority of NPLs are taxi medallion-related loans, which were $41.3 million in the current third quarter versus $43.5 million in the prior quarter and $43.4 million in the year-ago quarter.

Repossessed assets totaled $13.8 million, a decrease of 3% compared to the prior quarter and a decrease of 13% compared to the year-ago quarter. As with our NPLs, the majority of our repossessed assets consist of repossessed taxi medallions, which represented $8.6 million of repossessed assets during the current quarter, $9.0 million in the prior quarter, and $6.5 million in the year-ago quarter. At September 30, 2018, the Company's total taxi medallion-related loans were $80.7 million compared to $85.8 million at the prior quarter end.

In the third quarter of 2018, the Company recorded net charge-offs of $2.2 million or 0.01% of average loans compared to $5.2 million or 0.01% in the prior quarter and $40.4 million or 0.11% in the year-ago quarter. As in the previous quarter, the majority of our net charge-offs were taxi medallion-related. Aside from taxi medallion-related charge-offs, the Company did not have any charge-offs this quarter in its multi-family, CRE, and C&I portfolios while recording modest recoveries.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018

For the three months ended September 30, 2018, the Company reported net income of $106.8 million, down a modest 0.5% from the $107.4 million reported for the three months ended June 30, 2018, and down 3.3% from the $110.5 million reported for the three months ended September 30, 2017.

Net income available to common shareholders was $98.6 million, down 0.6% from the $99.1 million reported for the three months ended June 30, 2018 and down 3.6% from the $102.3 million reported for the three months ended September 30, 2017.

For the three months ended September 30, 2017, both net income and net income available to common shareholders included an $82.0 million pre-tax gain on the sale of certain covered one-to-four family residential loans and mortgage banking operations and a $44.6 million provision for loan losses tied primarily to taxi medallion-related loans.

Diluted EPS for the three months ended September 30, 2018 were $0.20, unchanged from the prior quarter and as compared to $0.21 in the year-ago quarter.

Net Interest Income
Net interest income for the three months ended September 30, 2018 was $249.5 million, down 5% compared to the three months ended June 30, 2018 and down 10% compared to the three months ended September 30, 2017. While interest income rose 2% and 8%, compared to the respective prior periods, this was offset by higher levels of interest expense. The higher levels of interest expense were driven by growth in CDs and wholesale borrowings, along with higher rates on those balances due to the continuation of the Federal Reserve's interest rate increases.

Net Interest Margin
The net interest margin for the current third quarter was 2.16%, down 17 basis points compared to the prior quarter and down 37 basis points compared to the year-ago quarter. The decline was due to higher funding costs driven by Federal Reserve rate increases over the past year. In addition to higher interest expense, the third quarter 2018 net interest margin was negatively impacted by a lower level of loan prepayments. Prepayment income added eight basis points to the net interest margin during the third quarter, compared to 14 and 16 basis points, respectively, in the prior quarter and year-ago quarter.

Excluding the contribution to net interest income from prepayment income, the third quarter 2018 net interest margin would have been 2.08%, down 11 basis points.

Provision for Loan Losses
The provision for loan losses for the third quarter of 2018 was $1.2 million, down 75% compared to the second quarter of 2018 and down 97% compared to the third quarter of 2017. The loan loss provision in the year-ago quarter was $44.6 million, largely reflecting the write down of our taxi medallion-related loan portfolio.

Non-Interest Income
Non-interest income during the third quarter of 2018 totaled $22.9 million, relatively unchanged from the amount recorded in the second quarter of 2018, but was down 79% compared to the third quarter of 2017. The prior-year quarter included an $82.0 million gain on sale related to the sale of certain covered one-to-four family residential loans and our mortgage banking operations.

Non-Interest Expense
Total non-interest expense was $134.4 million during the current third-quarter, down 3% compared to the second quarter of this year and down 17% compared to the third quarter of 2017. Both the linked quarter and year-over-year improvements were driven by lower general and administrative expense, compensation and benefits expense, and occupancy and equipment expense.

The efficiency ratio increased to 49.35% on lower revenues, compared to 48.19% in the prior quarter and 42.10% in the year-ago quarter.

Income Taxes
Income tax expense for the three months ended September 30, 2018 totaled $30.0 million, reflecting modestly lower pre-tax income and a lower effective tax rate of 21.95%. This compares to an effective tax rate of 25.35% in the prior quarter and 38.10% in the year-ago quarter. The lower effective tax rate in both the current quarter and the second quarter of 2018 is due to tax reform legislation passed in late 2017, as well as various tax planning strategies.

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. At September 30, 2018, the Company reported assets of $51.2 billion, loans of $39.8 billion, deposits of $30.3 billion, and stockholders' equity of $6.8 billion.

Reflecting our growth through a series of acquisitions, the Community Bank operates 223 branches through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona, while the Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call
The Company will host a conference call on Wednesday, October 24, 2018, at 8:30 a.m. (Eastern Time) to discuss its third quarter 2018 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on October 28, 2018 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13683407. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on November 21, 2018.

Cautionary Statements Regarding Forward-Looking Information
This earnings release and the associated conference call may include forwardâ€?looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forwardâ€?looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forwardâ€?looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forwardâ€?looking statements. Furthermore, because forwardâ€?looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forwardâ€?looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from nonâ€?financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10â€?K for the year ended December 31, 2017 and in other SEC reports we file. Our forwardâ€?looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
	September 30,	December 31,
	2018	2017
	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 1,731,754	$ 2,528,169
Securities:
Available-for-sale	4,764,283	3,531,427
Equity investments with readily
determinable fair values, at fair value	31,724	-
Total securities	4,796,007	3,531,427
Loans held for sale	-	35,258
Mortgage loans held for investment:
Multi-family	29,566,170	28,092,182
Commercial real estate	7,036,315	7,324,852
One-to-four family	456,626	477,244
Acquisition, development, and construction	433,877	435,707
Total mortgage loans held for investment	37,492,988	36,329,985
Other loans:
Commercial and industrial	2,336,183	2,049,498
Other loans	9,100	8,488
Total other loans held for investment	2,345,283	2,057,986
Total loans held for investment	39,838,271	38,387,971
Less: Allowance for loan losses	(159,655)	(158,046)
Loans held for investment, net	39,678,616	38,229,925
Total loans, net	39,678,616	38,265,183
Federal Home Loan Bank stock, at cost	654,939	603,819
Premises and equipment, net	352,518	368,655
Goodwill	2,436,131	2,436,131
Other assets	1,596,689	1,390,811
Total assets	$ 51,246,654	$ 49,124,195
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 11,559,687	$ 12,936,301
Savings accounts	4,826,845	5,210,001
Certificates of deposit	11,409,974	8,643,646
Non-interest-bearing accounts	2,522,778	2,312,215
Total deposits	30,319,284	29,102,163
Borrowed funds:
Wholesale borrowings	13,481,000	12,554,500
Junior subordinated debentures	359,422	359,179
Total borrowed funds	13,840,422	12,913,679
Other liabilities	292,933	312,977
Total liabilities	44,452,639	42,328,819
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 489,072,101
shares issued; and 490,341,864 and 488,490,352 shares outstanding, respectively)	4,904	4,891
Paid-in capital in excess of par	6,091,749	6,072,559
Retained earnings	286,763	237,868
Treasury stock, at cost (97,206 and 581,749 shares, respectively)	(1,177)	(7,615)
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax	(29,859)	39,188
Net unrealized loss on the non-credit portion of other-than-
temporary impairment losses, net of tax	(6,042)	(5,221)
Pension and post-retirement obligations, net of tax	(55,163)	(49,134)
Total accumulated other comprehensive loss, net of tax	(91,064)	(15,167)
Total stockholders' equity	6,794,015	6,795,376
Total liabilities and stockholders' equity	$ 51,246,654	$ 49,124,195

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2018	2018	2017	2018	2017

(in thousands, except per share data)
Interest Income:
Mortgage and other loans	$ 368,264	$ 368,456	$ 350,990	$ 1,092,637	$ 1,070,722
Securities and money market investments	56,880	48,876	42,685	154,164	121,147
Total interest income	425,144	417,332	393,675	1,246,801	1,191,869

Interest Expense:
Interest-bearing checking and money market accounts	44,497	40,380	27,620	119,246	71,413
Savings accounts	7,325	6,630	7,109	21,176	21,069
Certificates of deposit	51,249	39,534	27,649	121,298	73,786
Borrowed funds	72,567	66,833	54,954	201,322	166,572
Total interest expense	175,638	153,377	117,332	463,042	332,840
Net interest income	249,506	263,955	276,343	783,759	859,029
Provision for losses on loans	1,201	4,714	44,585	15,486	58,017
Recovery of losses on covered loans	-	-	-	-	(23,701)
Net interest income after provision for (recovery of)
loan losses	248,305	259,241	231,758	768,273	824,713

Non-Interest Income:
Fee income	7,237	7,492	7,972	22,056	23,983
Bank-owned life insurance	7,302	6,318	8,314	20,424	21,170
Mortgage banking income	-	-	1,486	-	19,446
Net (loss) gain on securities	(41)	(303)	-	(810)	28,915
FDIC indemnification expense	-	-	-	-	(18,961)
Gain on sale of covered loans and mortgage banking
operations	-	-	82,026	-	82,026
Other income	8,424	9,199	9,130	26,815	34,958
Total non-interest income	22,922	22,706	108,928	68,485	191,537

Non-Interest Expense:
Operating expenses:
Compensation and benefits	78,283	80,314	92,246	242,572	281,964
Occupancy and equipment	24,401	25,026	25,133	74,311	73,595
General and administrative	31,749	32,802	44,831	94,799	137,175
Total operating expenses	134,433	138,142	162,210	411,682	492,734
Amortization of core deposit intangibles	-	-	24	-	208
Total non-interest expense	134,433	138,142	162,234	411,682	492,942
Income before income taxes	136,794	143,805	178,452	425,076	523,308
Income tax expense	30,022	36,451	67,984	104,398	193,628
Net Income	106,772	107,354	110,468	320,678	329,680
Preferred stock dividends	8,207	8,207	8,207	24,621	16,414
Net income available to common shareholders	$ 98,565	$ 99,147	$ 102,261	$ 296,057	$ 313,266

Basic earnings per common share	$ 0.20	$ 0.20	$ 0.21	$ 0.60	$ 0.64
Diluted earnings per common share	$ 0.20	$ 0.20	$ 0.21	$ 0.60	$ 0.64

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES (unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not.  Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

      1.      Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

      2.      Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.

      3.      Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP.  Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the three months ended September 30, 2018, June 30, 2018, and September 30, 2017 and for the nine months ended September 30, 2018 and 2017:

	At or for the			At or for the
	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollars in thousands)	2018	2018	2017	2018	2017
Total Stockholders' Equity	$ 6,794,015	$ 6,789,352	$ 6,759,654	$ 6,794,015	$ 6,759,654
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Preferred stock	(502,840)	(502,840)	(502,840)	(502,840)	(502,840)
Tangible common stockholders' equity	$ 3,855,044	$ 3,850,381	$ 3,820,683	$ 3,855,044	$ 3,820,683

Total Assets	$ 51,246,654	$ 50,469,170	$ 48,457,891	$ 51,246,654	$ 48,457,891
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Tangible assets	$ 48,810,523	$ 48,033,039	$ 46,021,760	$ 48,810,523	$ 46,021,760

Average Common Stockholders' Equity	$ 6,301,525	$ 6,286,326	$ 6,262,792	$ 6,291,911	$ 6,187,514
Less: Average goodwill and CDI	(2,436,131)	(2,436,131)	(2,436,146)	(2,436,131)	(2,436,202)
Average tangible common stockholders' equity	$ 3,865,394	$ 3,850,195	$ 3,826,646	$ 3,855,780	$ 3,751,312

Average Assets	$ 50,608,283	$ 49,567,386	$ 48,526,259	$ 49,685,717	$ 48,776,475
Less: Average goodwill and CDI	(2,436,131)	(2,436,131)	(2,436,146)	(2,436,131)	(2,436,202)
Average tangible assets	$ 48,172,152	$ 47,131,255	$ 46,090,113	$ 47,249,586	$ 46,340,273

Net Income Available to Common Shareholders	$ 98,565	$ 99,147	$ 102,261	$ 296,057	$ 313,266
Add back: Amortization of CDI, net of tax	-	-	14	-	125
Adjusted net income available to common shareholders	$ 98,565	$ 99,147	$ 102,275	$ 296,057	$ 313,391

GAAP MEASURES:
Return on average assets (1)	0.84%	0.87%	0.91%	0.86%	0.90
Return on average common stockholders' equity (2)	6.26	6.31	6.53	6.27	6.75
Book value per common share	$ 12.83	$ 12.82	$ 12.79	$ 12.83	$ 12.79
Common stockholders' equity to total assets	12.28	12.46	12.91	12.28	12.91

NON-GAAP MEASURES:
Return on average tangible assets (1)	0.89%	0.91%	0.96%	0.90%	0.95
Return on average tangible common stockholders' equity (2)	10.20	10.30	10.69	10.24	11.14
Tangible book value per common share	$ 7.86	$ 7.85	$ 7.81	$ 7.86	$ 7.81
Tangible common stockholders' equity to tangible assets	7.90	8.02	8.30	7.90	8.30

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we adjust net income generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we adjust net income available to common shareholders generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by average tangible common stockholders' equity recorded during that period.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	September 30, 2018				June 30, 2018				September 30, 2017
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$ 39,465,876	$ 368,264	3.73%		$ 38,937,521	$ 368,456	3.79%		$ 37,791,476	$ 350,990	3.71%
Securities	5,279,319	49,084	3.71		4,029,967	37,962	3.77		3,597,699	34,359	3.81
Interest-earning cash and cash equivalents	1,557,465	7,796	1.99		2,288,581	10,914	1.91		2,474,307	8,326	1.34
Total interest-earning assets	46,302,660	425,144	3.67		45,256,069	417,332	3.69		43,863,482	393,675	3.59
Non-interest-earning assets	4,305,623				4,311,317				4,662,777
Total assets	$ 50,608,283				$ 49,567,386				$ 48,526,259
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$ 11,732,410	$ 44,497	1.50%		$ 12,185,478	$ 40,380	1.33%		$ 12,672,720	$ 27,620	0.86%
Savings accounts	4,872,126	7,325	0.60		4,935,936	6,630	0.54		5,006,499	7,109	0.56
Certificates of deposit	10,740,927	51,249	1.89		9,631,672	39,534	1.65		8,533,404	27,649	1.29
Total interest-bearing deposits	27,345,463	103,071	1.50		26,753,086	86,544	1.30		26,212,623	62,378	0.94
Borrowed funds	13,704,208	72,567	2.10		13,126,137	66,833	2.04		12,397,681	54,954	1.76
Total interest-bearing liabilities	41,049,671	175,638	1.70		39,879,223	153,377	1.54		38,610,304	117,332	1.21
Non-interest-bearing deposits	2,488,674				2,675,223				2,766,701
Other liabilities	265,573				223,774				383,622
Total liabilities	43,803,918				42,778,220				41,760,627
Stockholders' equity	6,804,365				6,789,166				6,765,632
Total liabilities and stockholders' equity	$ 50,608,283				$ 49,567,386				$ 48,526,259
Net interest income/interest rate spread		$ 249,506	1.97%			$ 263,955	2.15%			$ 276,343	2.38%
Net interest margin			2.16%				2.33%				2.53%
Ratio of interest-earning assets to
interest-bearing liabilities			1.13	x			1.13	x			1.14	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISON
(unaudited)

	For the Nine Months Ended September 30,
	2018				2017
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$ 38,902,370	$ 1,092,637	3.75%		$ 38,652,113	$ 1,070,722	3.69%
Securities	4,463,058	127,038	3.80		4,052,154	112,800	3.72
Interest-earning cash and cash equivalents	1,991,558	27,126	1.82		832,463	8,347	1.34
Total interest-earning assets	45,356,986	1,246,801	3.67		43,536,730	1,191,869	3.65
Non-interest-earning assets	4,328,731				5,239,745
Total assets	$ 49,685,717				$ 48,776,475
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money
market accounts	$ 12,178,512	$ 119,246	1.31%		$ 12,950,570	$ 71,413	0.74%
Savings accounts	4,956,358	21,176	0.57		5,171,645	21,069	0.54
Certificates of deposit	9,732,912	121,298	1.67		8,019,142	73,786	1.23
Total interest-bearing deposits	26,867,782	261,720	1.30		26,141,357	166,268	0.85
Borrowed funds	13,255,400	201,322	2.03		12,992,691	166,572	1.71
Total interest-bearing liabilities	40,123,182	463,042	1.54		39,134,048	332,840	1.14
Non-interest-bearing deposits	2,522,784				2,820,923
Other liabilities	245,000				269,132
Total liabilities	42,890,966				42,224,103
Stockholders' equity	6,794,751				6,552,372
Total liabilities and stockholders' equity	$ 49,685,717				$ 48,776,475
Net interest income/interest rate spread		$ 783,759	2.13%			$ 859,029	2.51%
Net interest margin			2.30%				2.63%
Ratio of interest-earning assets to
interest-bearing liabilities			1.13	x			1.11	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollars in thousands except share and per share data)	2018	2018	2017	2018	2017
PROFITABILITY MEASURES:
Net income	$ 106,772	$ 107,354	$ 110,468	$ 320,678	$ 329,680
Net income available to common shareholders	98,565	99,147	102,261	296,057	313,266
Basic earnings per common share	0.20	0.20	0.21	0.60	0.64
Diluted earnings per common share	0.20	0.20	0.21	0.60	0.64
Return on average assets	0.84%	0.87%	0.91%	0.86%	0.90%
Return on average tangible assets (1)	0.89	0.91	0.96	0.90	0.95
Return on average common stockholders' equity	6.26	6.31	6.53	6.27	6.75
Return on average tangible common stockholders'
equity (1)	10.20	10.30	10.69	10.24	11.14
Efficiency ratio (2)	49.35	48.19	42.10	48.31	46.90
Operating expenses to average assets	1.06	1.11	1.34	1.10	1.35
Interest rate spread	1.97	2.15	2.38	2.13	2.51
Net interest margin	2.16	2.33	2.53	2.30	2.63
Effective tax rate	21.95	25.35	38.10	24.56	37.00
Shares used for basic common EPS computation	488,476,340	488,530,527	487,274,303	488,383,554	487,025,614
Shares used for diluted common EPS computation	488,476,340	488,530,527	487,274,303	488,383,554	487,025,614
Common shares outstanding at the respective
period-ends	490,341,864	490,379,705	489,061,848	490,341,864	489,061,848

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 8 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	Sept. 30,	June 30,	Sept. 30,
	2018	2018	2017
CAPITAL MEASURES:
Book value per common share	$ 12.83	$ 12.82	$ 12.79
Tangible book value per common share (1)	7.86	7.85	7.81
Common stockholders' equity to total assets	12.28%	12.46%	12.91%
Tangible common stockholders' equity to tangible assets (1)	7.90	8.02	8.30

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 8 of this release.

	Sept. 30,	June 30,	Sept. 30,
	2018	2018	2017
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	11.07%	11.16%	11.54%
Tier 1 risk-based capital ratio	12.47	12.59	13.06
Total risk-based capital ratio	13.89	14.03	14.59
Leverage capital ratio	9.26	9.41	9.40
New York Community Bank
Common equity tier 1 ratio	13.06%	13.19%	13.60%
Tier 1 risk-based capital ratio	13.06	13.19	13.60
Total risk-based capital ratio	13.46	13.60	14.02
Leverage capital ratio	9.61	9.81	9.80
New York Commercial Bank
Common equity tier 1 ratio	14.85%	15.04%	15.30%
Tier 1 risk-based capital ratio	14.85	15.04	15.30
Total risk-based capital ratio	15.81	16.04	16.55
Leverage capital ratio	12.34	12.10	11.07

(1)

The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a tier 1 risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
				Sep. 30, 2018
				compared to
	Sep. 30,	Jun. 30,	Sep. 30,	Jun. 30,	Sep. 30,
	2018	2018	2017	2018	2017
(in thousands, except share data)	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$1,731,754	$2,204,397	$3,277,427	-21%	-47%
Securities:
Available-for-sale	4,764,283	4,122,883	3,031,026	16%	57%
Equity investments with readily determinable fair values, at fair value	31,724	31,766	-	0%	NM
Total securities	4,796,007	4,154,649	3,031,026	15%	58%
Loans held for sale	-	-	104,938	NM	NM
Mortgage loans held for investment:
Multi-family	29,566,170	29,230,112	27,162,401	1%	9%
Commercial real estate	7,036,315	7,156,484	7,552,777	-2%	-7%
One-to-four family	456,626	449,681	413,235	2%	11%
Acquisition, development, and construction	433,877	424,552	385,543	2%	13%
Total mortgage loans held for investment	37,492,988	37,260,829	35,513,956	1%	6%
Other loans:
Commercial and industrial	2,336,183	2,178,288	1,988,577	7%	17%
Other loans	9,100	8,708	3,666	5%	148%
Total other loans held for investment	2,345,283	2,186,996	1,992,243	7%	18%
Total loans held for investment	39,838,271	39,447,825	37,506,199	1%	6%
Less: Allowance for losses on loans	(159,655)	(160,652)	(158,918)	-1%	0%
Loans held for investment, net	39,678,616	39,287,173	37,347,281	1%	6%
Total loans, net	39,678,616	39,287,173	37,452,219	1%	6%
Federal Home Loan Bank stock, at cost	654,939	653,075	579,474	0%	13%
Premises and equipment, net	352,518	359,725	375,482	-2%	-6%
Goodwill	2,436,131	2,436,131	2,436,131	0%	0%
Other assets	1,596,689	1,374,020	1,306,132	16%	22%
Total assets	$51,246,654	$50,469,170	$48,457,891	2%	6%

Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$11,559,687	$11,830,315	$12,338,949	-2%	-6%
Savings accounts	4,826,845	4,920,967	4,996,578	-2%	-3%
Certificates of deposit	11,409,974	10,306,519	8,802,573	11%	30%
Non-interest-bearing accounts	2,522,778	2,498,044	2,755,097	1%	-8%
Total deposits	30,319,284	29,555,845	28,893,197	3%	5%
Borrowed funds:
Wholesale borrowings	13,481,000	13,434,500	12,004,500	0%	12%
Junior subordinated debentures	359,422	359,339	359,102	0%	0%
Total borrowed funds	13,840,422	13,793,839	12,363,602	0%	12%
Other liabilities	292,933	330,134	441,438	-11%	-34%
Total liabilities	44,452,639	43,679,818	41,698,237	2%	7%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840	502,840	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070,
490,439,070 and 489,072,101 shares issued; and 490,341,864,
490,379,705 and 489,061,848 shares outstanding, respectively)	4,904	4,904	4,891	0%	0%
Paid-in capital in excess of par	6,091,749	6,082,394	6,063,813	0%	0%
Retained earnings	286,763	271,559	192,607	6%	49%
Treasury stock, at cost (97,206, 59,365, and 10,253 shares, respectively)	(1,177)	(757)	(130)	55%	805%
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax	(29,859)	(9,069)	47,917	229%	-162%
Net unrealized loss on the non-credit portion of other-than-temporary
impairment losses, net of tax	(6,042)	(6,042)	(5,221)	0%	16%
Pension and post-retirement obligations, net of tax	(55,163)	(56,477)	(47,063)	-2%	17%
Total accumulated other comprehensive loss, net of tax	(91,064)	(71,588)	(4,367)	27%	NM
Total stockholders' equity	6,794,015	6,789,352	6,759,654	0%	1%
Total liabilities and stockholders' equity	$51,246,654	$50,469,170	$48,457,891	2%	6%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)
				Sep. 30, 2018
	For the Three Months Ended			compared to
	Sep. 30,	Jun. 30,	Sep. 30,	Jun. 30,	Sep. 30,
	2018	2018	2017	2018	2017
(in thousands, except per share data)
Interest Income:
Mortgage and other loans	$368,264	$368,456	$350,990	0%	5%
Securities and money market investments	56,880	48,876	42,685	16%	33%
Total interest income	425,144	417,332	393,675	2%	8%

Interest Expense:
Interest-bearing checking and money market accounts	44,497	40,380	27,620	10%	61%
Savings accounts	7,325	6,630	7,109	10%	3%
Certificates of deposit	51,249	39,534	27,649	30%	85%
Borrowed funds	72,567	66,833	54,954	9%	32%
Total interest expense	175,638	153,377	117,332	15%	50%
Net interest income	249,506	263,955	276,343	-5%	-10%
Provision for losses on loans	1,201	4,714	44,585	-75%	-97%

Net interest income after provision for
loan losses	248,305	259,241	231,758	-4%	7%

Non-Interest Income:
Fee income	7,237	7,492	7,972	-3%	-9%
Bank-owned life insurance	7,302	6,318	8,314	16%	-12%
Mortgage banking income	-	-	1,486	NM	NM
Net (loss) on securities	(41)	(303)	-	-86%	NM
Gain on sale of covered loans and mortgage banking
operations	-	-	82,026	NM	NM
Other income	8,424	9,199	9,130	-8%	-8%
Total non-interest income	22,922	22,706	108,928	1%	-79%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	78,283	80,314	92,246	-3%	-15%
Occupancy and equipment	24,401	25,026	25,133	-2%	-3%
General and administrative	31,749	32,802	44,831	-3%	-29%
Total operating expenses	134,433	138,142	162,210	-3%	-17%
Amortization of core deposit intangibles	-	-	24	NM	NM
Total non-interest expense	134,433	138,142	162,234	-3%	-17%

Income before taxes	136,794	143,805	178,452	-5%	-23%
Income tax expense	30,022	36,451	67,984	-18%	-56%
Net Income	$ 106,772	$ 107,354	$ 110,468	-1%	-3%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net Income available to common shareholders	$98,565	$99,147	$102,261	-1%	-4%

Basic earnings per common share	$0.20	$0.20	$0.21	0%	-5%
Diluted earnings per common share	$0.20	$0.20	$0.21	0%	-5%

Dividends per common share	$0.17	$0.17	$0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						Sep. 30, 2018 compared to
	Sep. 30,		Jun. 30,		Sep. 30,		Jun. 30,		Sep. 30,
	2018		2018		2017		2018		2017
(dollars in thousands)

Total Interest Income	$425,144		$417,332		$393,675		2%		8%

Prepayment Income:
Loans	$8,288		$15,781		$14,076		-47%		-41%
Securities	1,037		634		2,488		64%		-58%
Total prepayment income	$9,325		$16,415		$16,564		-43%		-44%

GAAP Net Interest Margin	2.16%		2.33%		2.53%		-17	bp	-37	bp
Less:
Prepayment income from loans	7	bp	14	bp	13	bp	-7	bp	-6	bp
Prepayment income from securities	1		-		3		1	bp	-2	bp
Total prepayment income contribution
to net interest margin	8	bp	14	bp	16	bp	-6	bp	-8	bp

Adjusted Net Interest Margin (non-GAAP)	2.08%		2.19%		2.37%		-11	bp	-29	bp

	For the Nine Months Ended
	Sep. 30,		Sep. 30,
	2018		2017		Change (%)
(dollars in thousands)

Total Interest Income	$1,246,801		$1,191,869		5%

Prepayment Income:
Loans	$35,848		$36,926		-3%
Securities	4,604		6,744		-32%
Total prepayment income	$40,452		$43,670		-7%

GAAP Net Interest Margin	2.30%		2.63%		-33	bp
Less:
Prepayment income from loans	11	bp	11	bp	0	bp
Prepayment income from securities	1		2		-1	bp
Total prepayment income contribution
to net interest margin	12	bp	13	bp	-1	bp

Adjusted Net Interest Margin (non-GAAP)	2.18%		2.50%		-32	bp

While our net interest margin, including the contribution of prepayment income, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not.  Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

1.

Adjusted net interest margin gives investors a better understanding of the effect of prepayment income on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT
(unaudited)
				Sep. 30, 2018
	For the Three Months Ended			compared to
	Sep. 30,	Jun. 30,	Sep. 30,	Jun. 30,	Sep. 30,
	2018	2018	2017	2018	2017
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$1,566,861	$2,070,222	$1,432,424	-24%	9%
Commercial real estate	301,414	254,808	249,773	18%	21%
One-to-four family residential	5,025	-	22,047	NM	-77%
Acquisition, development, and construction	15,233	13,804	21,754	10%	-30%
Total mortgage loans originated for investment	1,888,533	2,338,834	1,725,998	-19%	9%

Other Loans Originated for Investment:
Specialty Finance	509,165	486,890	468,735	5%	9%
Other commercial and industrial	140,452	119,449	115,569	18%	22%
Other	839	1,322	700	-37%	20%
Total other loans originated for investment	650,456	607,661	585,004	7%	11%
Total Loans Originated for Investment	$2,538,989	$2,946,495	$2,311,002	-14%	10%

	For the Nine Months Ended
	Sep. 30,	Sep. 30,
	2018	2017	Change (%)
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$5,343,294	$3,339,302	60%
Commercial real estate	733,364	692,187	6%
One-to-four family residential	7,724	116,603	-93%
Acquisition, development, and construction	44,358	55,509	-20%
Total mortgage loans originated for investment	6,128,740	4,203,601	46%

Other Loans Originated for Investment:
Specialty Finance	1,392,944	1,236,817	13%
Other commercial and industrial	377,515	388,511	-3%
Other	3,039	2,370	28%
Total other loans originated for investment	1,773,498	1,627,698	9%
Total Loans Originated for Investment	$7,902,238	$5,831,299	36%

The following table provides certain information about the Company's multi-family and CRE loan portfolios at the respective dates:
				Sep. 30, 2018
	At or For the Three Months Ended			compared to
	Sep. 30,	Jun. 30,	Sep. 30,	Jun. 30,		Sep. 30,
	2018	2018	2017	2018		2017
(dollars in thousands)
Multi-Family Loan Portfolio:
Loans outstanding	$29,566,170	$29,230,112	$27,162,401	1%		9%
Percent of total held-for-investment loans	74.2%	74.1%	72.4%	10	bp	180	bp
Average principal balance	$5,950	$5,916	$5,558	1%		7%
Weighted average life (in years)	2.9	2.8	2.7	4%		7%

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,036,315	$7,156,484	$7,552,777	-2%		-7%
Percent of total held-for-investment loans	17.7%	18.1%	20.1%	-40	bp	-240	bp
Average principal balance	$5,857	$5,845	$5,721	0%		2%
Weighted average life (in years)	3.0	2.9	2.9	3%		3%

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY
(unaudited)

The following table presents the Company's non-performing loans and assets at the respective dates:

				Sep. 30, 2018
				compared to
	Sep. 30,	Jun. 30,	Sep. 30,	Jun. 30,	Sep. 30,
(in thousands)	2018	2018	2017	2018	2017
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$5,236	$5,408	$11,018	-3%	-52%
Commercial real estate	4,547	4,917	4,923	-8%	-8%
One-to-four family residential	1,665	1,669	2,179	0%	-24%
Acquisition, development, and construction	-	-	6,200	NM	NM
Total non-accrual mortgage loans	11,448	11,994	24,320	-5%	-53%
Other non-accrual loans (1)	42,624	44,487	44,650	-4%	-5%
Total non-performing loans	54,072	56,481	68,970	-4%	-22%
Repossessed assets (2)	13,765	14,204	15,753	-3%	-13%
Total non-performing assets	$67,837	$70,685	$84,723	-4%	-20%

(1) Includes $41.3 million, $43.5 million, and $43.4 million of non-accrual taxi medallion-related loans at September 30, 2018,
June 30, 2018, and September 30, 2017, respectively.
(2) Includes $8.6 million, $9.0 million, and $6.5 million of repossessed taxi medallions at September 30, 2018, June 30, 2018, and September 30, 2017, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	Sep. 30,	Jun. 30,	Sep. 30,
	2018	2018	2017
Non-performing loans to total
loans	0.14%	0.14%	0.18%
Non-performing assets
to total assets	0.13	0.14	0.17
Allowance for losses on loans to
non-performing loans	295.26	284.44	230.42
Allowance for losses on loans to
total loans	0.40	0.41	0.42

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				Sep. 30, 2018
				compared to
	Sep. 30,	Jun. 30,	Sep. 30,	Jun. 30,	Sep. 30,
	2018	2018	2017	2018	2017
(in thousands)
Loans 30 to 89 Days Past Due:
Multi-family	$288	$5	$602	5660%	-52%
Commercial real estate	567	-	450	NM	26%
One-to-four family residential	1,967	214	676	819%	191%
Other (1)	831	6,059	3,425	-86%	-76%
Total loans 30 to 89 days past due	$3,653	$6,278	$5,153	-42%	-29%

(1) Includes $534,000, $2.0 million and $3.4 million of taxi medallion loans at September 30, 2018,
June 30, 2018 and September 30, 2017, respectively.

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Nine Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2018	2018	2017	2018	2017
(dollars in thousands)
Charge-offs:
Multi-family	$ -	$ 34	$ 279	$ 34	$ 279
Commercial real estate	-	-	-	3,191	-
One-to-four family residential	-	-	6	-	96
Acquisition, development, and
construction	-	-	-	2,220	-
Other (1)	2,301	5,824	40,557	9,705	58,203
Total charge-offs	2,301	5,858	40,842	15,150	58,578

Recoveries:
Multi-family	$ -	$ -	$ (28)	$ -	($28)
Commercial real estate	(7)	(104)	(373)	(137)	(398)
One-to-four family residential	-	-	-	-	-
Acquisition, development, and
construction	(6)	(15)	(14)	(105)	(169)
Other (1)	(91)	(536)	(77)	(1,031)	(594)
Total recoveries	(104)	(655)	(492)	(1,273)	(1,189)

Net charge-offs	$ 2,197	$ 5,203	$ 40,350	$ 13,877	$ 57,389

Net charge-offs to average loans (2)	0.01%	0.01%	0.11%	0.04%	0.15%

(1) Includes taxi medallion loans of $2.3 million, $5.8 million, and $40.6 million, respectively, for the three months ended September 30, 2018, June 30, 2018, and September 30, 2017 and
$9.7 million and $54.8 million, respectively, for the nine months ended September 30, 2018 and 2017.
(2) Three months ended presented on a non-annualized basis.